Exhibit 99.1
QUESTCOR TO COMMENCE TRADING ON NASDAQ TODAY
New Stock Symbol QCOR
Union City, CA — May 16, 2008 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) announced the company’s common stock will commence trading today, May 16, 2008, on The NASDAQ Capital Market under the stock symbol QCOR.
“Questcor is very pleased to join NASDAQ,” said Don Bailey, President and Chief Executive Officer of Questcor Pharmaceuticals. “Our objective is to provide added visibility to our investors, and we believe NASDAQ’s multiple market maker structure provides the largest liquidity pool and will enhance the exposure of our company’s stock. The NASDAQ Stock Market is recognized as the home of the world’s leading brands, with more shares trading on average per day than any other U.S. market.”
About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that owns two commercial products, H.P. Acthar® Gel (“Acthar”) and Doral®, and is developing new medications using strategies that generally require lower capital investment when compared to traditional development programs. Acthar (repository corticotropin injection) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”). In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. Doral is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. The Company is also developing new medications, including QSC-001, a unique orally disintegrating tablet formulation of hydrocodone bitartrate and acetaminophen for the treatment of moderate to moderately severe pain. For more information, please visit www.questcor.com.
CONTACT INFORMATION:
Questcor Pharmaceuticals, Inc.
IR2@Questcor.com
Don Bailey
Steve Cartt
510-400-0700
EVC Group
Doug Sherk
Dahlia Bailey
415-896-6820